UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 29, 2005 (June 23, 2005)

Citigroup Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-9924	52-1568099
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

399 Park Avenue, New York, New York 10043

(Address of principal executive offices) (Zip Code)

(212) 559-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Citigroup Inc.

Current Report on Form 8-K

Item 1.01 Entry into Material Definitive Agreements.

On June 23, 2005, Citigroup Inc. (“Citigroup”) announced that it had agreed to sell substantially all of its Asset Management business in exchange for the broker-dealer business of Legg Mason, Inc. (“Legg Mason”), approximately $1.5 billion of Legg Mason’s common and non-voting, convertible preferred shares and approximately $550 million in the form of a five-year loan facility provided by Citigroup, all pursuant to a Transaction Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference. The transaction does not include Citigroup’s asset management business in Mexico or Korea, its retirement services business in Latin America or its interest in the CitiStreet joint venture.

The transaction is subject to certain regulatory approvals, as well as other customary conditions to closing. Citigroup currently anticipates that the transaction will be completed in the fourth quarter. In connection with the transaction, Citigroup is seeking approval of Asset Management’s mutual fund boards and shareholders. The total value of the transaction is approximately $3.7 billion and will result in an after-tax gain to Citigroup of approximately $1.6 billion, both of which are subject to adjustment.

As of June 23, 2005, Citigroup and Legg Mason also entered into a three-year Global Distribution Agreement, which is attached hereto as Exhibit 10.2 and incorporated herein by reference, under which, following the closing of the transaction, Citigroup will continue to offer Asset Management’s products to its customers, will become the primary domestic provider of Legg Mason’s equity fund family and may offer investment products managed by other Legg Mason affiliates. These will be offered through Citigroup’s Global Wealth Management businesses, Smith Barney and the Citigroup Private Bank, as well as Primerica and Citibank. All offerings will be subject to usual suitability and performance standards.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number
10.1	Transaction Agreement, dated as of June 23, 2005, by and between Citigroup Inc. and Legg Mason, Inc.

10.2	Global Distribution Agreement, dated as of June 23, 2005, by and between Citigroup Inc. and Legg Mason, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 29, 2005	CITIGROUP INC.

	By:	/s/ John Dye
	Name:	John Dye
	Title:	Assistant Secretary

EXHIBIT INDEX

Exhibit Number
10.1	Transaction Agreement, dated as of June 23, 2005, by and between Citigroup Inc. and Legg Mason, Inc.

10.2	Global Distribution Agreement, dated as of June 23, 2005, by and between Citigroup Inc. and Legg Mason, Inc.